Exhibit 5.1


                              June 9, 1997



The Liposome Company, Inc.
One Research Way
Princeton Forrestal Center
Princeton, New Jersey 08540


Ladies and Gentlemen:

          We have acted as counsel to The Liposome Company, Inc. a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 on the date hereof (the "Registration Statement") relating to the offering for resale of 7,514,346 shares (the "Shares") of the Company's Common Stock, $.01 par value per share.

          Based on the foregoing, it is our opinion that:

          1.   The Shares have been lawfully and duly authorized and issued; and

          2. When the Shares have been sold upon the terms stated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus included in such Registration Statement.


                              Very truly yours,


                              /s/ DEWEY BALLANTINE